The Putnam Fund for Growth and Income, April 30, 2016, semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A		44,715
Class B	  	   444
Class C	  	   339
Class M		   233

72DD2

Class R	  	    10
Class R5			0
Class R6	  	   239
Class Y	  	   706

73A1

Class A		 0.195
Class B		 0.123
Class C		 0.122
Class M		 0.147

73A2

Class R		 0.172
Class R5		 0.155
Class R6        0.234
Class Y		 0.220

74U1

Class A	    224,446
Class B	 	 3,306
Class C	   	 2,711
Class M	  	 1,448

74U2

Class R	  	    63
Class R6	  	 1,020
Class Y	  	 3,270

74V1

Class A		 20.00
Class B		 19.63
Class C		 19.90
Class M		 19.83


74V2

Class R		 19.90
Class R6		 20.06
Class Y		 20.04

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.